Exhibit 99.1

For Immediate Release April 14, 2011	Contacts: Debbie Hancock (Investor Relations) 401-727-5401
Wayne S. Charness (News Media) 401-727-5983

Hasbro Reports First Quarter 2011 Results

•

Net revenues of $672.0 million for the first quarter 2011 compared to $672.4 million for the first quarter 2010; foreign exchange had a positive $4.8 million impact on first quarter 2011 revenues;

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Net earnings of $17.2 million, or $0.12 per diluted share, compared to $58.9 million, or $0.40 per diluted share in 2010; first quarter 2010 net earnings include a favorable tax adjustment of $21.2 million or $0.14 per diluted share;

•

International segment revenues grew 15% to $254.3 million, reflecting growth in all major regions;

•

Boys product category revenues increased 25% to $290.2 million;

•

Repurchased 1.4 million shares of common stock at a total cost of $63.7 million.

Pawtucket, RI (April 14, 2011) -- Hasbro, Inc. (NASDAQ: HAS) today reported 2011 first quarter results.  The Company reported net revenues of $672.0 million compared to $672.4 million in the first quarter 2010.  First quarter 2011 net revenues include a positive $4.8 million impact of foreign exchange.  The Company reported net earnings for the first quarter 2011 of $17.2 million or $0.12 per diluted share versus $58.9 million or $0.40 per diluted share in 2010.  First quarter 2010 net earnings were $0.26 per diluted share, excluding a favorable tax adjustment of $21.2 million or $0.14 per diluted share.

“2011 is the first year in our multi-year strategic plan in which we will have significant initiatives across all elements of our brand blueprint – in television, in movies, in digital gaming, in licensing and, most importantly, across our broad portfolio of toys and games,” said Brian Goldner, President and Chief Executive Officer.  “We began the year by delivering a quarter consistent with our plan, including growth in many brands and across many countries.  Importantly, we are building momentum leading up to the theatrical release of Transformers: Dark of the Moon on July 1 and two new Marvel films, Thor and Captain America: the First Avenger, this summer; multiple new innovative product launches; and the airing of Hasbro Studios television programs in territories around the world.  The stage has been set for a strong year, and we continue to believe that we will grow revenues and earnings per share for the full-year 2011.”

“Hasbro’s financial position remains strong,” said Deborah Thomas, Chief Financial Officer.  “Our first quarter results reflect continued strategic investments to fuel the future growth of Hasbro.  In the first quarter, this spending includes higher product development to support the increased number of initiatives Hasbro has planned this year and over the next several years, continued investments in emerging markets and our now fully-staffed team running our television initiatives.”

“Additionally, our balance sheet remains healthy,” continued Thomas.  “Since year-end, we have successfully implemented a new commercial paper borrowing program to support short-term liquidity needs; our cash balance has increased as we are in a high collection period for our receivables; and our inventory has grown to support major initiatives shipping in 2011. At the same time, during the first quarter we continued to return cash to shareholders through our share buyback program and our quarterly dividend, which we increased 20% effective in the second quarter.”

In the first quarter, worldwide net revenues in the Boys product category increased 25% to $290.2 million; the Games and Puzzles category decreased 12% to $200.4 million; the Girls category declined 13% to $113.2 million; and the Preschool category was down 18% to $68.2 million.

U.S. and Canada segment net revenues were $391.2 million, a decrease of $33.6 million or 8%, compared to $424.7 million in 2010.  The results reflect growth in the Boys category offset by declines in the other major product categories.  The U.S. and Canada segment reported an operating profit of $41.0 million, compared to $61.1 million in 2010.

International segment net revenues were $254.3 million, an increase of $32.6 million or 15%, compared to $221.7 million in 2010.  Net revenues in the International segment grew 13% absent the positive $3.1 million impact of foreign exchange.  Revenue in the International segment reflects growth in the Boys category slightly offset by declines in the other major product categories.  The International segment reported an operating loss of $1.7 million, compared to an operating loss of $2.4 million in 2010.

Entertainment and Licensing segment net revenues declined 2% to $24.6 million, compared to $25.1 million in 2010.  Revenue in the Entertainment and Licensing segment reflects lower licensing revenue primarily associated with the 2009 movie, Transformers: Revenge of the Fallen, mostly offset by increases in other brands’ licensing revenue as well as movie and television related revenues. The Entertainment and Licensing segment reported an operating profit of $5.4 million compared to $9.4 million in 2010.

The Company repurchased a total of 1.4 million shares of common stock during the first quarter 2011 at a total cost of $63.7 million and an average price of $45.48 per share.  At quarter end, $86.4 million remained available under the current share repurchase authorization.

The Company will webcast its first quarter 2011 earnings conference call at 8:30 a.m. Eastern Time today. To listen to the live webcast, go to http://investor.hasbro.com.   The replay will be on Hasbro’s web site approximately 2 hours following completion of the call.

About Hasbro

Hasbro, Inc. (NASDAQ: HAS) is a branded play company providing children and families around the world with a wide-range of immersive entertainment offerings based on the Company’s world class brand portfolio.  From toys and games, to television programming, motion pictures, video games and a comprehensive licensing program, Hasbro strives to delight its customers through the strategic leveraging of well-known and beloved brands such as TRANSFORMERS, LITTLEST PET SHOP, NERF, PLAYSKOOL, MY LITTLE PONY, G.I. JOE, MAGIC: THE GATHERING and MONOPOLY.  The HUB, Hasbro’s multi-platform joint venture with Discovery Communications (NASDAQ: DISCA, DISCB, DISCK) launched on October 10, 2010. The online home of The HUB is www.hubworld.com. The HUB logo and name are trademarks of Hub Television Networks, LLC. All rights reserved.  © 2011 Hasbro, Inc.  All Rights Reserved.

Certain statements contained in this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include expectations concerning the Company’s potential performance in 2011, including with respect to its revenues and earnings per share, and the Company’s ability to achieve its other financial and business goals and may be identified by the use of forward-looking words or phrases. The Company's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements due to both known and unknown risks and uncertainties. Specific factors that might cause such a difference include, but are not limited to: (i) the Company's ability to design, manufacture, source and ship new and continuing products on a timely and cost-effective basis, as well as interest in and purchase of those products by retail customers and consumers in quantities and at prices that will be sufficient to profitably recover the Company’s development, manufacturing, marketing, royalty and other costs; (ii) global economic conditions, including recessions, credit crises or other economic shocks or downturns which can negatively impact the retail and/or credit markets, the financial health of the Company’s retail customers and consumers, and consumer and business confidence, and which can result in lower employment levels, less consumer disposable income, and lower consumer spending, including lower spending on purchases of the Company’s products; (iii) other factors which can lower discretionary consumer spending, such as higher costs for fuel and food, drops in the value of homes or other consumer assets, and high levels of consumer debt; (iv) other economic and public health conditions in the markets in which the Company and its customers and suppliers operate which impact the Company's ability and cost to manufacture and deliver products, such as higher fuel and other commodity prices, higher labor costs, higher transportation costs, outbreaks of disease which affect public health and the movement of people and goods, and other factors, including government regulations,  which can create potential manufacturing and transportation delays or impact costs; (v) currency fluctuations, including movements in foreign exchange rates, which can lower the Company’s net revenues and earnings, and significantly impact the Company’s costs; (vi) the concentration of the Company's customers, potentially increasing the negative impact to the Company of difficulties experienced by any of the Company’s customers or changes by the Company’s customers in their purchasing or selling patterns; (vii) greater than expected costs, or unexpected delays or difficulties, associated with the Company’s investment in its joint venture with Discovery Communications, LLC, the rebranding of the joint venture network, development of Hasbro Studios, and the creation of new content to appear on the network and elsewhere; (viii) consumer interest in and acceptance of the joint venture network, and programming created by Hasbro Studios, and other factors impacting the financial performance of the joint venture and Hasbro Studios; (ix) the inventory policies of the Company’s retail customers, including the concentration of the Company's revenues in the second half and fourth quarter of the year, together with increased reliance by retailers on quick response inventory management techniques, which increases the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight and compressed shipping schedules; (x) work stoppages, slowdowns or strikes, which may impact the Company's ability to manufacture or deliver product in a timely and cost-effective manner; (xi) the bankruptcy or other lack of success of one of the Company's significant retailers which could negatively impact the Company's revenues or bad debt exposure; (xii) the impact of competition on revenues, margins and other aspects of the Company's business, including the ability to secure, maintain and renew popular licenses and the ability to attract and retain talented employees in a competitive environment; (xiii) concentration of manufacturing for many of the Company’s products in the People’s Republic of China and the associated impact to the Company of public health conditions and other factors affecting social and economic activity in China, affecting the movement of products into and out of China, and impacting the cost of producing products in China and exporting them to other countries; (xiv) the risk of product recalls or product liability suits and costs associated with product safety regulations; (xv) other market conditions, third party actions or approvals and the impact of competition which could reduce demand for the Company’s products or delay or increase the cost of implementation of the Company's programs or alter the Company's actions and reduce actual results; (xvi) the risk that anticipated benefits of acquisitions may not occur or be delayed or reduced in their realization; and (xvii) other risks and uncertainties as may be detailed from time to time in the Company's public announcements and SEC filings. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

This presentation includes a non-GAAP financial measure as defined under rules of the Securities and Exchange Commission (“SEC”), specifically EBITDA. As required by SEC rules, we have provided reconciliation on the attached schedule of this measure to the most directly comparable GAAP measure. EBITDA (earnings before interest, taxes, depreciation and amortization) represents net earnings excluding interest expense, income taxes, depreciation and amortization. Management believes that EBITDA is one of the appropriate measures for evaluating the operating performance of the Company because it reflects the resources available for strategic opportunities including, among others, to invest in the business, strengthen the balance sheet, and make strategic acquisitions. However, this measure should be considered in addition to, not as a substitute for, or superior to, net earnings or other measures of financial performance prepared in accordance with GAAP as more fully discussed in the Company's financial statements and filings with the SEC. As used herein, "GAAP" refers to accounting principles generally accepted in the United States of America.  This presentation also includes the Company’s Consolidated and International segment net revenues excluding the impact of changes in exchange rates.  Management believes that the presentation of Consolidated and International segment net revenues minus the impact of exchange rate changes provides information that is helpful to an investor’s understanding of the underlying business performance absent exchange rate fluctuations which are beyond the Company’s control.

Similarly, this presentation includes the Company’s first quarter 2010 net earnings excluding certain discrete income tax benefits related to the settlement of a tax examination. The Company provided the 2010 net earnings absent these discrete income tax benefits to assist investors in understanding the comparability of the Company’s results.

# # #

(Tables Attached)

HASBRO, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Thousands of Dollars)	March 27, 2011	March 28, 2010
ASSETS	-----------	-----------
Cash and Cash Equivalents	$ 927,422	$ 1,259,799
Accounts Receivable, Net	558,980	526,031
Inventories	401,309	226,784
Other Current Assets	173,070	200,226
	----------------	----------------
Total Current Assets	2,060,781	2,212,840
Property, Plant and Equipment, Net	238,403	220,522
Other Assets	1,641,157	1,644,661
	----------------	----------------
Total Assets	$ 3,940,341	$4,078,023
	=========	=========

LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term Borrowings	$ 37,923	$ 11,438
Current Portion of Long-term Debt	-	138,651
Payables and Accrued Liabilities	588,609	541,754
	----------------	----------------
Total Current Liabilities	626,532	691,843
Long-term Debt	1,396,695	1,390,484
Other Liabilities	386,126	325,842
	----------------	----------------
Total Liabilities	2,409,353	2,408,169
Total Shareholders' Equity	1,530,988	1,669,854
	----------------	----------------
Total Liabilities and Shareholders' Equity	$ 3,940,341	$4,078,023
	=========	=========

HASBRO, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
	Quarter Ended
	---------------------
(Thousands of Dollars and Shares Except Per Share Data)	March 27, 2011	March 28, 2010
	-----------------	--------------------
Net Revenues	$ 671,986	$ 672,371
Costs and Expenses:
Cost of Sales	267,246	262,679
Royalties	43,226	43,782
Product Development	45,818	40,324
Advertising	66,537	71,174
Amortization of Intangibles	10,696	11,384
Program Production Cost Amortization	3,117	-
Selling, Distribution and Administration	186,423	173,701
	-------------	-------------
Operating Profit	48,923	69,327
Interest Expense	21,375	16,792
Other (Income) Expense, Net	4,710	(1,695)
	-------------	-------------
Earnings Before Income Taxes	22,838	54,230
Income Taxes	5,642	(4,713)
	-------------	-------------
Net Earnings	$ 17,196	$ 58,943
	========	========

Per Common Share
Net Earnings
Basic	$ 0.12	$ 0.43
	========	========
Diluted	$ 0.12	$ 0.40
	========	========
Cash Dividends Declared	$ 0.30	$ 0.25
	========	========

Weighted Average Number of Shares
Basic	137,645	137,320
	========	========
Diluted	140,953	151,282
	========	========

HASBRO, INC.
Supplemental Financial Data
Major Segment Results, Net Revenues by Product Class and EBITDA
(Unaudited)
(Thousands of Dollars)
	Quarter Ended
	-------------------------------------------------
	March 27, 2011	March 28, 2010	% Change
	-------------------	--------------------	-----------
Major Segment Results
U.S. and Canada Segment:
External Net Revenues	$ 391,152	$ 424,710	-8%
Operating Profit	41,012	61,131	-33%
Operating Margin	10.5%	14.4%

International Segment:
External Net Revenues	254,332	221,719	15%
Operating Loss	(1,733)	(2,430)	29%
Operating Margin	-0.7%	-1.10%

Entertainment and Licensing Segment:
External Net Revenues	24,641	25,109	-2%
Operating Profit	5,431	9,366	-42%
Operating Margin	22.0%	37.3%

Net Revenues by Product Class
Boys	$ 290,232	$ 232,122	25%
Games and Puzzles	200,352	227,024	-12%
Girls	113,156	129,385	-13%
Preschool	68,236	83,644	-18%
Other	10	196	-95%
	------------	------------
	$ 671,986	$ 672,371
	=======	=======

Reconciliation of EBITDA
Net Earnings	$ 17,196	$ 58,943
Interest Expense	21,375	16,792
Income Taxes	5,642	(4,713)
Depreciation	20,322	17,916
Amortization of Intangibles	10,696	11,384
	------------	------------
EBITDA	$ 75,231	$ 100,322
	=======	=======

HASBRO, INC.
Supplemental Financial Data
2010 and 2009 Net Revenues by Product Class
(Unaudited)
(Thousands of Dollars)

	Q1 2010	Q2 2010	Q3 2010	Q4 2010	Full Year 2010
	-----------	-----------	-----------	-----------	-----------
Boys	$ 232,122	$ 234,458	$ 463,697	$ 414,622	$ 1,344,899
Games & Puzzles	227,024	262,247	387,041	417,460	1,293,772
Girls	129,385	133,214	269,069	298,715	830,383
Preschool	83,644	107,872	193,262	147,705	532,483
Other	196	-	233	195	624
	------------	------------	------------	------------	------------
Total	$ 672,371	$ 737,791	$1,313,302	$ 1,278,697	$ 4,002,161
	=======	=======	=======	=======	=======

	Q1 2009	Q2 2009	Q3 2009	Q4 2009	Full Year 2009
	-----------	-----------	-----------	-----------	-----------
Boys	$ 225,914	$ 360,591	$ 448,570	$ 417,369	$ 1,452,444
Games & Puzzles	213,087	214,146	378,812	534,841	1,340,886
Girls	111,123	133,877	273,126	272,691	790,817
Preschool	69,903	81,697	174,229	144,103	469,932
Other	1,313	1,891	4,484	6,180	13,868
	------------	------------	------------	------------	------------
Total	$ 621,340	$ 792,202	$1,279,221	$ 1,375,184	$ 4,067,947
	=======	=======	=======	=======	=======

Effective at the beginning of fiscal 2011, Hasbro has reclassified certain of its products from the Boys category to the Preschool category. The table above presents the 2010 and 2009 net revenues reclassified to reflect the
2011 product category classification.